                                            For Immediate Release

Media Contact:	Investor Contacts:
Eric Boomhower	Bryan Hatchell	Betty Best
(803) 217-7701	(803) 217-7458	(803) 217-7587
eboomhower@scana.com	bhatchell@scana.com	bbest@scana.com

SCANA Reports Financial Results for Third Quarter and Year-To-Date 2007,
                  Reaffirms 2007 Earnings Guidance, Announces Preliminary 2008 Guidance

Columbia, SC, November 2, 2007...SCANA Corporation (NYSE: SCG) today announced financial results for the three and nine months ended September 30, 2007 and reaffirmed its previous guidance that 2007 earnings will be in the range of $2.70 to $2.85 per share. For 2008, the Company’s preliminary estimate is that earnings will be in the range of $2.90 to $3.05 per share.

For the three months ended September 30, 2007, SCANA’s reported (GAAP) earnings were $92 million, or 79 cents per share, compared to $89 million, or 76 cents per share for the same period in 2006.

“The 3 cents per share improvement in third quarter results was primarily a result of improved electric and natural gas sales margins driven by slightly more favorable weather and continued strong customer growth in our South and North Carolina service territories,” said Jimmy Addison, senior vice president and chief financial officer. “Compared to last year, third quarter and year-to-date earnings were negatively affected by 4 cents per share due to the impact of rising oil prices on synthetic fuel royalties from the operation of a non-affiliated synfuel facility. Because of the high oil prices, in the third quarter we reversed all of 2007’s accrued royalties under this contract.”

Addison added, “These royalties are not associated with synthetic fuel tax credits South Carolina Electric & Gas recognizes to off-set capital costs related to the Lake Murray Dam remediation project. To date, SCE&G has recognized synthetic fuel tax credits to off-set approximately $258 million or 81 percent of the remediation costs without any impact to our customers.“

For the nine months ended September 30, 2007, SCANA’s reported (GAAP) earnings were $232 million, or $1.99 per share, compared to $244 million, or $2.11 per share, for the same period in 2006. Excluding the items listed in the table below, GAAP-adjusted net earnings from operations for the first nine months of 2006 were $234 million, or $2.02 per share.

“Year-to-date earnings are down 3 cents per share compared to last year due primarily to our slow start in the first quarter and the negative effect of the elimination of synthetic fuel royalties,” said Addison. “The fundamentals of our businesses remain strong. We expect to achieve annual earnings within our guidance of $2.70 to $2.85 per share.”

SCANA’s reported earnings are prepared in accordance with Generally Accepted Accounting Principles (GAAP). SCANA’s management believes that, in addition to reported earnings under GAAP, the GAAP-adjusted net earnings from operations provide a meaningful representation of the Company’s fundamental earnings power and can aid in performing period-over-period financial analysis and comparison with peer group data. In management’s opinion, GAAP-adjusted net earnings from operations is a useful indicator of the financial results of the Company’s primary businesses. This measure is also a basis for management’s provision of earnings guidance and growth projections, and it is used by management in making resource allocation and other budgetary and operational decisions. This non-GAAP performance measure is not intended to replace the GAAP measure of net earnings, but is offered as a supplement to it. A reconciliation of reported (GAAP) earnings per share to GAAP-adjusted net earnings per share from operations for the three months and nine months ended September 30, 2007 and 2006 is provided in the following table:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Reported (GAAP) Earnings per Share	$.79	$.76	$1.99	$2.11
Deduct:
Reduction of Accrual Related to Litigation Settlement	--	--	--	(.04)
Cumulative Effect of Accounting Change, re: SFAS 123(R)	--	--	--	(.05)

GAAP-Adjusted Net Earnings per Share From Operations	$.79	$.76	$1.99	$2.02

THIRD QUARTER RESULTS BY MAJOR LINES OF BUSINESS

South Carolina Electric & Gas Company

Reported earnings in the third quarter of 2007 at South Carolina Electric & Gas Company (SCE&G) were $98 million, or 84 cents per share, compared to $93 million, or 81 cents per share, in the same quarter of 2006.  The increase was due to continued strong customer growth and slightly more favorable weather. At September 30, 2007, SCE&G was serving approximately 636,000 electric customers and approximately 297,000 natural gas customers, up 2.6 and 2.1 percent respectively, over 2006.

PSNC Energy

PSNC Energy, the Company’s North Carolina-based retail natural gas distribution subsidiary, reported a seasonal loss of $5 million, or 5 cents per share, in the third quarter of 2007, compared to a loss of $6 million, or 6 cents per share in the third quarter of 2006. Customer growth and a general rate increase that went into effect in November of 2006 contributed to that improvement. At September 30, 2007, PSNC Energy was serving approximately 441,000 customers, an increase of 4.0 percent over the last twelve months.

Carolina Gas Transmission

Carolina Gas Transmission Corporation, which was created from the merger of South Carolina Pipeline Corporation and SCG Pipeline in November 2006, reported earnings in the third quarter of 2007 of $2 million, or 2 cents per share. Earnings for the predecessor companies on a combined basis in the third quarter of 2006 were $4 million, or 3 cents per share. The decline was primarily attributable to lower margins associated with the company’s new transportation-only business model.

SCANA Energy – Georgia

SCANA Energy, the Company’s retail natural gas marketing business in Georgia, reported break-even results for the third quarter of 2007 compared to a loss of $3 million or 2 cents per share, in the third quarter of 2006. This improvement is due primarily to improved sales margin and lower operating and customer service expenses compared to last year. At September 30, 2007, SCANA Energy was serving more than 460,000 customers, maintaining the company’s position as the second largest natural gas marketer in Georgia with about a 30 percent market share.

Corporate and Other

SCANA’s corporate and other businesses, which include SCANA Communications, ServiceCare, SCANA Energy Marketing and the holding company, reported a GAAP loss in the third quarter of 2007 of $3 million, or 2 cents per share, compared to break even results in the same quarter last year.  The 2 cents per share decline is due to the reduction of synthetic fuel royalties related to the Company’s former subsidiary, Primesouth. Compared to 2006, these royalties are down 4 cents per share for the quarter and the year to date.

UPDATE ON RETAIL ELECTRIC & NATURAL GAS RATE PROCEEDINGS IN SOUTH CAROLINA

On October 31, 2007, the Public Service Commission of South Carolina (SCPSC) held a hearing in which a settlement agreement reached among SCE&G, the Office of Regulatory Staff (ORS) and all other intervenors was presented. The settlement proposes an overall increase of $76.9 million, or 4.4 percent, in the retail electric base rates for SCE&G, with an approved return on common equity (ROE) of 11 percent (the agreed rate increase produces a 10.7% return). The SCPSC is expected to rule on this matter by mid-December with rates to be effective January 1, 2008.

On October 12, 2007, SCPSC issued an order approving an increase in SCE&G’s annual natural gas base revenues of $4.6 million, effective the first billing cycle of November 2007. This action was the result of a review by the ORS of SCE&G’s quarterly rate of return report for gas distribution operations for the 12-month period ended March 31, 2007, as mandated by the South Carolina Natural Gas Rate Stabilization Act (RSA). The approved rate increase will allow SCE&G the opportunity to earn a 10.25 percent ROE as established in its last general retail natural gas rate case proceeding in 2005. The RSA statute provides for rate adjustments, either upward or downward, on an annual basis to reflect ongoing changes in investments, revenues and expenses associated with maintaining and expanding the company’s natural gas service infrastructure.

EARNINGS OUTLOOK

The Company affirms its previous guidance that 2007 earnings will be in the range of $2.70 to $2.85 per share. For 2008, the Company’s preliminary estimate is that earnings will be in the range of $2.90 to $3.05 per share. A primary assumption in the 2008 guidance is the SCPSC approval of the settlement discussed above.

These estimates assume normal weather in the Company’s electric and natural gas service areas and exclude any potential impacts from changes in accounting principles and gains or losses from certain investing activities, litigation, and sales of assets. Other factors and risks that could impact future earnings are discussed in the Company’s filings with the Securities and Exchange Commission and below under the Safe Harbor Statement. The Company continues to target an average annual earnings growth rate of 4 to 6 percent over the next 3-5 years.

CONFERENCE CALL NOTICE

SCANA will host its quarterly conference call for security analysts at 9:00 a.m. Eastern Time on Friday, November 2, 2007. The call-in numbers for the conference call are 1-866-356-4123 (US/Canada) and 1-617-597-5393 (International). The passcode is 29313841. Participants should call in 5 to 10 minutes prior to the scheduled start time. A replay of the conference call will be available approximately 2 hours after conclusion of the call through November 16, 2007. The telephone replay numbers are 1-888-286-8010 (US/Canada) and 1-617-801-6888 (International). The passcode for the telephone replay is 11731557.

All interested persons, including investors, media and the general public, may listen to a live web cast of the conference call at the Company’s web site at www.scana.com.  Participants should go to the web site at least 5 to 10 minutes prior to the call start time and follow the instructions. A replay of the web cast and a transcript of the call will be available on the Company’s web site approximately 2 hours after conclusion of the call through November 16, 2007.

PROFILE

SCANA Corporation, a Fortune 500 company headquartered in Columbia, SC, is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations and other energy-related businesses. The Company serves approximately 636,000 electric customers in South Carolina and more than 1.2 million natural gas customers in South Carolina, North Carolina and Georgia. Information about SCANA and its businesses is available on the Company’s website at www.scana.com.

SAFE HARBOR STATEMENT

Statements included in this press release which are not statements of historical fact are intended to be, and are hereby identified as, “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements concerning key earnings drivers, customer growth, environmental regulations and expenditures, leverage ratio, projections for pension fund contributions, financing activities, access to sources of capital, impacts of the adoption of new accounting rules, estimated construction and other expenditures and factors affecting the availability of synthetic fuel tax credits. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” or “continue” or the negative of these terms or other similar terminology. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: (1) the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment; (2)regulatory actions, particularly changes in rate regulation and environmental regulations; (3)current and future litigation; (4)changes in the economy, especially in areas served by subsidiaries of SCANA Corporation (SCANA); (5) the impact of competition from other energy suppliers, including competition from alternate fuels in industrial interruptible markets; (6) growth opportunities for SCANA’s regulated and diversified subsidiaries; (7)the results of financing efforts; (8) changes in SCANA’s or its subsidiaries’ accounting rules and accounting policies; (9) weather conditions, especially in areas served by SCANA’s subsidiaries; (10) payment by counterparties as and when due; (11) the results of efforts to license, site and construct facilities for baseload electric generation; (12) the availability of fuels such as coal, natural gas and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; the level and volatility of future market prices for such fuels and purchased power; and the ability to recover the costs for such fuels and purchased power; (13) performance of SCANA’s pension plan assets; (14)inflation; (15) compliance with regulations; and (16) the other risks and uncertainties described from time to time in the periodic reports filed by SCANA or South Carolina Electric & Gas Company (SCE&G) with the United States Securities and Exchange Commission (SEC).  The Company disclaims any obligation to update any forward-looking statements.
# # #

FINANCIAL AND OPERATING INFORMATION
Condensed Consolidated Statements of Income (Millions, except per share amounts) (Unaudited)
	Quarter Ended September 30,		Nine Months Ended September 30,
Operating Revenues:	2007	2006	2007	2006
Electric	$602	$584	$1,515	$1,444
Gas-Regulated	146	185	773	914
Gas-Nonregulated	331	293	1,161	1,037
Total Operating Revenues	1,079	1,062	3,449	3,395

Operating Expenses:
Fuel Used in Electric Generation	209	200	518	464
Purchased Power	9	7	27	19
Gas Purchased for Resale	399	410	1,573	1,624
Other Operation and Maintenance	156	153	490	460
Depreciation and Amortization (1)	76	98	253	251
Other Taxes	41	38	120	114
Total Operating Expenses (1)	890	906	2,981	2,932

Operating Income (1)	189	156	468	463

Other Income (Expense):
Other Income	18	48	65	120
Other Expenses	(14)	(32)	(39)	(76)
Interest Charges, Net of Allowance for Borrowed
Funds Used During Construction of $4, $2, $9 and $5	(51)	(52)	(156)	(159)
Gain on Sale of Assets	1	--	2	--
Preferred Dividends of Subsidiary	(2)	(2)	(6)	(6)
Allowance for Equity Funds Used During Construction	1	--	2	--
Total Other Expense	(47)	(38)	(132)	(121)

Income Before Income Tax Expense, Losses from Equity
Method Investments and Cumulative Effect of
Accounting Change	142	118	336	342
Income Tax Expense (1)	46	25	93	93

Income Before Losses from Equity Method Investments
and Cumulative Effect of Accounting Change (1)	96	93	243	249
Losses from Equity Method Investments	(4)	(4)	(11)	(11)
Cumulative Effect of Accounting Change, Net of Taxes	--	--	--	6

Net Income (1)	$92	$89	$232	$244

Basic and Diluted Earnings Per Share of Common Stock:
Before Cumulative Effect of Accounting Change	$.79	$.76	$1.99	$2.06
Cumulative Effect of Accounting Change, Net of Taxes	--	--	--	.05

Basic & Diluted Reported Earnings Per Share	$.79	$.76	$1.99	$2.11
Weighted Average Shares Outstanding (Millions)	116.7	116.1	116.7	115.5

Note (1): In January 2005, the South Carolina Public Service Commission approved an accounting methodology which allows the Company to recover the cost of the Lake Murray back-up dam project through the application of net synthetic fuel tax credits generated from its synthetic fuel partnerships. Under this methodology, beginning January 1, 2005, the Company recognized its accumulated synthetic fuel tax credits to offset an equal amount of accelerated depreciation on the dam project, net of partnership losses and income tax benefits. Recognition of accelerated depreciation related to the back-up dam costs will continue quarterly to the extent net synthetic fuel tax credits are available. While these entries result in a reduction in operating income, there is no impact on net income. However, the Company is allowed to record non-cash carrying costs on the un-recovered investment. The impact of these entries in the Income Statement and Balance Sheet is shown in the tables below:

Income Statement Impact (millions):
	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Synthetic Fuel Tax Credits Recognized	$1	$17	$19	$24
Partnership Losses Recognized	(5)	(6)	(15)	(15)
Tax Benefit of Depreciation and Partnership Losses	1	11	12	14
Accelerated Depreciation Recognized	3	(22)	(16)	(23)
Impact to Net Income	$0	$0	$0	$0
Carrying Costs Recognized	$2	$1	$4	$5

Balance Sheet Impact (millions):
September 30, 2007
Dam Costs Incurred, Including Allowance for Funds Used During Construction and Carrying Costs	$317
Accelerated Depreciation
Recognized	258
Unrecovered Dam Costs	$59

Condensed Consolidated Balance Sheets (Millions) (Unaudited)
	September 30,	December 31,
	2007	2006
ASSETS:
Utility Plant, Net	$7,309	$7,007
Nonutility Property and Investments, Net	273	276
Total Current Assets	1,114	1,376
Total Deferred Debits and Other Assets	1,118	1,158
Total Assets	$9,814	$9,817

CAPITALIZATION AND LIABILITIES:
Capitalization:
Common Equity	$2,930	$2,846
Preferred Stock	113	114
Long-term Debt, Net	2,956	3,067
Total Capitalization	5,999	6,027
Current Liabilities:
Short-Term Borrowings	570	487
Current Portion of Long-Term Debt	118	43
Other	682	875
Total Current Liabilities	1,370	1,405
Total Deferred Credits and Other Liabilities	2,445	2,385
Total	$9,814	$9,817

Reported Earnings (Loss) per Share by Company (GAAP Basis) (Unaudited)
	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
SC Electric & Gas	$.84	$.81	$1.62	$1.68
PSNC Energy	(.05)	(.06	.17	.11
Carolina Gas Transmission (2)	.02	.03	.06	.11
SCANA Energy-Georgia	.00	(.02	.17	.19
Corporate and Other	(.02)	.00	(.03)	.02
Basic and Diluted Reported (GAAP) Earnings per Share	$.79	$.76	$1.99	$2.11

GAAP-Adjusted Net Earnings (Loss) per Share From Operations by Company (Unaudited)
	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
SC Electric & Gas	$.84	$.81	$1.62	$1.65	(3)
PSNC Energy	(.05)	(.06)	.17	.10	(3)
Carolina Gas Transmission (2)	.02	.03	.06	.11
SCANA Energy-Georgia	.00	(.02)	.17	.18	(3)
Corporate and Other	(.02)	.00	(.03)	(.02	)(4)
	$.79	$.76	$1.99	$2.02

Note (2): Prior period reflects earnings for South Carolina Pipeline Corporation and SCG Pipeline, Inc.,
              which merged to form Carolina Gas Transmission Corporation effective November 1, 2006
Note (3): Excludes impact of SFAS No. 123 (R) accounting change
Note (4): Excludes impact of propane litigation

Variances in Reported (GAAP) Earnings per Share (5) (Unaudited)
	Quarter Ended September 30,	Nine Months Ended September 30,
2006 Basic and Diluted Reported (GAAP) Earnings Per Share	$.76	$2.11

Variances:
Electric Margin	.03	.05
Natural Gas Margin	.05	.17
Operating & Maintenance Expense	(.01)	(.16)
Depreciation Expense	(.01)	(.04)
Interest Expense	.00	.02
Property Taxes	(.01)	(.03)
Additional Average Shares Outstanding (Dilution)	.00	(.02)
Syn-fuel Royalties	(.04)	(.04)
Other	.02	.02
Variance in GAAP-Adjusted Net Earnings per Share From Operations	.03	(.03)
Cumulative Effect of Accounting Change, re: SFAS 123 (R)	.00	(.05)
Reduction of Accrual Related to Propane Litigation Settlement	.00	(.04)
Variance in Reported (GAAP) Earnings per Share	.03	(.12)

2007 Basic and Diluted Reported (GAAP) Earnings Per Share	$.79	$1.99

Note (5): This variance analysis reflects earnings per share (EPS) components on an after-tax basis with income tax benefits applied as per the January 6, 2005 electric rate order. See Note (1) to the Condensed
              Consolidated Statements of Income.

Consolidated Operating Statistics
	Quarter Ended September 30,			Nine Months Ended September 30,
Electric Operations:	2007	2006	% Change	2007	2006	% Change
Sales (Million KWH):
Residential	2,468	2,405	2.6	6,083	5,895	3.2
Commercial	2,202	2,172	1.4	5,775	5,599	3.1
Industrial	1,642	1,616	1.6	4,734	4,700	0.7
Other	163	154	5.8	428	403	6.2
Total Retail Sales	6,475	6,347	2.0	17,020	16,597	2.5
Wholesale	836	837	(0.1)	1,959	2,486	(21.2)
Total Sales	7,311	7,184	1.8	18,979	19,083	(0.5)

Customers (Period-End, Thousands)				636	620	2.6

Natural Gas Operations:
Sales (Thousand Dekatherms):
Residential	4,352	4,321	0.7	43,661	38,447	13.6
Commercial	5,570	5,732	(2.8)	27,093	25,737	5.3
Industrial	47,346	43,730	8.3	122,445	106,483	15.0
Total Retail Sales	57,268	53,783	6.5	193,199	170,667	13.2
Sales for Resale	1,965	3,270	(39.9)	7,945	10,500	(24.3)
Transportation Volumes	35,622	22,971	55.1	103,745	53,548	93.7
Total Sales	94,855	80,024	18.5	304,889	234,715	29.9

Customers (Period-End, Thousands)				1,202	1,172	2.6

Security Credit Ratings (as of 11/02/07)
	Standard & Poor’s (7)	Moody’s	Fitch
SCANA Corporation:
Senior Unsecured	BBB+	A3	A-
Outlook	Negative	(6)	Stable

South Carolina Electric & Gas Company:
Senior Secured	A-	A1	A+
Senior Unsecured	BBB+	A2	A
Commercial Paper	A-2	P-1	F1
Outlook	Negative	(6)	Stable

PSNC Energy:
Senior Unsecured	A-	A2	A
Commercial Paper	A-2	P-1	F1
Outlook	Negative	(6)	Stable

South Carolina Fuel Company:
Commercial Paper	A-2	P-1 (6)	F1

Note (6): On May 31, 2007, Moody’s placed ratings for SCANA and rated subsidiaries on review for possible downgrade.
Note (7): On October 8, 2007, S&P affirmed its ratings on SCANA, SCE&G, SCFC and PSNC Energy, and revised rating outlook to negative.